FREE WRITING PROSPECTUS dated November 6, 2009 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-140456

TERMS AND CONDITIONS
USD 100,000,000 18 Month Floater Notes

The issuer has filed a registration statement (including prospectus supplement and prospectus dated February 5, 2007) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

Issuer:	Eksportfinans ASA
Legal Format:	SEC Registered MTNs off the Issuer’s U.S. MTN Program
Issuer Ratings:	Aa1 (negative outlook)(Moody’s) / AA (outlook stable)(Standard & Poor’s) / AA (F.IBCA)†
Specified Currency:	U.S. dollars
Aggregate Principal Amount:	$100,000,000.00
Principal Amount per Note:	$100,000.00
Discounts and commissions:	0.045%
Proceeds to Issuer:	$99,955,000
CUSIP No:	28264QR55
ISIN No:	US28264QR558
Price to the Public:	100.00%
Agent:	RBS Securities Inc.
Agent acting in the capacity as:	Principal
Trade Date:	November 6, 2009
Original Issue Date:	November 12, 2009 (T+3)
Maturity Date:	May 12, 2011
Reference Rate:	3-month USD-LIBOR-Reuters setting as of 11:00 am London time as published on Reuters Page LIBOR01 (or any successor page thereto) on the related Interest Determination Date
Redemption Amount:	100.00% of the Principal Amount
Interest Rate:	The notes bear interest at a variable rate reset for each Interest Period based on the Reference Rate plus 0.15% per annum

Interest Payment Dates:	Quarterly on the 12th day of each February, May, August and November, beginning February 12, 2010 to and including the Maturity Date
Interest Determination Dates:	2 London Business Days prior to each Interest Reset Date
Interest Reset Date:	The Original Issue Date and quarterly thereafter on the 12th of each February, May, August and November
Interest Period:

Quarterly from and including each Interest Payment Date (or the Original Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Day count convention:	Actual/360
Calculation agent:	Citibank, N.A.
Business Day:

For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in London and New York City

London Business Day:	Any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in London
Business Day convention:	Modified Following, adjusted.
Tax redemption:

The issuer cannot redeem the notes prior to maturity unless, due to the imposition by the Kingdom of Norway or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, it would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem the notes (in whole, but not in part) by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice (the Tax Redemption Date). In such event, the Issuer will pay you the Redemption Amount on the Tax Redemption Date

Additional amounts payable:	Yes
Authorized denominations:	$100,000.00
Form of notes:	Book-entry
Tax consequences:	The notes will be treated as variable rate debt securities, as described under "Taxation in the United States - Variable rate debt securities" in the accompanying Prospectus
Listing:	None

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.